Exhibit 1

Joint Filing Agreement

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D (and any amendments thereto) with respect to the Ordinary Shares, no par value, beneficially owned by each of them, of Cognyte Software Ltd., a company incorporated in Israel. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D (and any amendments thereto).

Dated: June 26, 2024

/s/ Ido Nouberger
Ido Nouberger

/s/ Victor Shamrich
Victor Shamrich

Value Base Ltd.

/s/ Ido Nouberger	/s/ Victor Shamrich
Name: Ido Nouberger	Victor Shamrich
Title: CEO	Chairman

Value Base Fund General Partner Ltd.
By: Value Base Fund Management Ltd.

/s/ Ido Nouberger*	/s/ Victor Shamrich*
Name: Ido Nouberger	Victor Shamrich
Title: Director	Director

Value Base Hedge Fund Ltd.

/s/ Ido Nouberger**	/s/ Victor Shamrich**
Name: Ido Nouberger	Victor Shamrich
Title: Director	Director

/s/ Tal Yaacobi
Tal Yaacobi

* Evidence of signature authority on behalf of Value Base Fund Management Ltd. is attached as Exhibit 2 to this Schedule 13D.

** Evidence of signature authority on behalf of Value Base Hedge Fund Ltd. is attached as Exhibit 3 to this Schedule 13D.